Exhibit 99.1
Columbus Acquisition Corp.
FOR IMMEDIATE RELEASE
COLUMBUS ACQUISITION CORP. ANNOUNCES CANCELLATION OF ITS SPECIAL MEETING OF
STOCKHOLDERS AND TERMINATION OF INTEGRATED DRILLING EQUIPMENT COMPANY
ACQUISITION AGREEMENT
New York, NY – May 15, 2009 – Columbus Acquisition Corp. (“Columbus”) (NYSE Amex: BUS, BUS-U, BUS-WT) announced today that it has cancelled the special meeting of its stockholders to vote on the proposed amendments to Columbus’s certificate of incorporation to extend the date by which Columbus must complete a business combination before it is required to liquidate (the “Extension Amendment”), which had been scheduled for 12:00 p.m., Eastern time, on Friday, May 15, 2009. Based on the proxies received from its stockholders, Columbus has determined that the Extension Amendment will not receive the votes required for approval.
Columbus is required by its certificate of incorporation to liquidate if it is unable to consummate a business combination by May 18, 2009. Because Columbus will not be able to consummate its previously announced merger with Integrated Drilling Equipment Company (“IDE”) by May 18, 2009, Columbus and IDE have agreed to terminate their previously announced merger agreement.
Columbus will begin the process of liquidating and dissolving itself in accordance with its certificate of incorporation and applicable Delaware law. Columbus cannot make any assurance as to when such liquidation will be completed.
Forward Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Columbus’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.
About Columbus Acquisition Corp.
Columbus Acquisition Corp. is a blank check company organized under the laws of the State of Delaware on August 1, 2006. Columbus was formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more operating businesses that it believes has significant growth potential. Columbus’ IPO was declared effective May 18, 2007 and was consummated on May 21, 2007, resulting in net proceeds of approximately $109.8 million through the sale of 14.375 million units at $8.00 per unit. Each unit was comprised of one share of Columbus common stock and one warrant with an exercise price of $6.00. As of March 31, 2009, Columbus held $114.7 million in a trust account maintained by an independent trustee. Additional information is available at www.columbusacquisition.com.
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CONTACT:
Columbus Acquisition Corp.
Michael W. Ernestus
President
(212) 408-0569
info@columbusacquisition.com